Contact:                Wendy S. Schmucker
Senior Vice President, Secretary/Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL DECLARES 18.18% DIVIDEND HIKE

LATROBE, PA, August 17, 2011 - Commercial National Financial Corporation (Nasdaq-CNAF), parent company of Commercial Bank & Trust of PA, has declared a quarterly dividend of $0.26 per share payable September 2 to shareholders of record as of August 26.

President and Chief Executive Officer Gregg E. Hunter commented, “Recent years have been challenging for the banking industry. Many banks have been compelled to accept various types of earnings diverting preferred equity infusions from the United States Treasury. Alternatively, some banks have elected to sell new shares into private hands to maintain sufficient capital adequacy even though such sales significantly dilute and diminish the ownership interests of pre-existing shareholders. Against this adverse backdrop, a large number of banks have either drastically reduced or even totally eliminated regular quarterly cash common stock dividends. None of the aforementioned applies to Commercial National Financial Corporation because its Board of Directors and Executive Management have consistently administered this institution in a successful manner for the benefit of the common stock shareholder. As a result, capital has now been fortified exclusively via core earnings retention to a level that allows an 18.18% increase of the previous $0.22 regular quarterly cash common stock dividend to a new record high of $0.26 per share.”

In addition to Latrobe where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area.  Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system. The company operates an asset management & trust division headquartered in Greensburg, Pennsylvania.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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wss/pressreleases/divaug2011